Exhibit 99.1

Quanex Building Products Announces Strategic Acquisition of

LMI Custom Mixing, LLC Assets

HOUSTON, TEXAS, November 1, 2022 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced the acquisition of substantially all the assets of LMI Custom Mixing, LLC (“LMI”) for $92 million, or $79 million, net of the present value of $13 million in anticipated future cash tax benefits. The transaction will be funded with cash-on-hand and borrowings on the Company’s existing revolving credit facility. Quanex expects to realize approximately $500,000 in synergies in the first year following the acquisition. The Company expects LMI to generate revenue of approximately $80 million and an EBITDA margin of approximately 15% in fiscal 2023.

LMI is a state-of-the-art custom polymer mixer that produces high-quality, customized rubber compounds used in a variety of applications in complementary and attractive diversified industrial end markets, including fenestration, where LMI has been a supplier to Quanex for approximately 20 years. LMI has a highly customer centric model with a reputation for cutting-edge compound development using state-of-the-art machinery.

Key Strategic Benefits of the Combination:

•	Fits squarely within Quanex’s material science and process engineering expertise
•	Expands product portfolio into a new, attractive category with significant growth opportunities
•	Vertical integration and cost savings through supply of compounds to Quanex’s existing IG spacers business in North America, which is located on the same site as LMI’s Cambridge, OH plant
•	Familiar, complementary operations represent low execution and integration risk

Key Financial Benefits of the Combination:

•	Attractive effective purchase price multiple
•	Immediately accretive to adjusted EPS
•	Improves consolidated margin profile
•	Meets Quanex return hurdles within 3 years
•	Pro forma balance sheet remains strong

George Wilson, President and Chief Executive Officer of Quanex, stated, "The acquisition of LMI is consistent with the “Growth with Purpose” strategy we recently unveiled and represents an important first step on our path to generating at least $2 billion in annual revenue. Part of our strategy is to acquire businesses that help us grow in new and existing markets, reinforce our leadership positions, as well as enhance scale to create a more effective platform to drive growth and share gains. The acquisition of LMI delivers on all aspects of this strategy as it adds capabilities well-aligned with our material science and process engineering expertise while expanding our product offering into an attractive category with significant organic and inorganic growth opportunities. In addition, Quanex has a long-tenured relationship with LMI and we firmly believe the addition of LMI’s complementary capabilities will help deliver on our long-term growth strategy. We look forward to a seamless integration that will deliver solid results over time for our employees, customers and shareholders.”

Kevin Gray, President, Chairman and CEO of LMI’s parent company, Lauren International, added, “Quanex is the preferred buyer for this business and a great home for LMI. Quanex is a clear leader in the industries it serves and presents a strong fit with LMI’s custom compounding capabilities. I believe in the value that can be created for our customers by combining these companies and I’m excited for the LMI team to join the Quanex brand.”

Quanex has posted a presentation on its website (http://www.quanex.com) in the Investors section under Events & Presentations that provides a summary of the transaction's strategic rationale and financial benefits.

Bank of America served as exclusive financial advisor to Quanex Building Products in connection with the transaction.

About Quanex

Quanex is a global manufacturer with core capabilities and broad applications across various end markets. The Company currently collaborates and partners with leading OEMs to provide innovative solutions in the window, door, vinyl fencing, solar, refrigeration and cabinetry markets.  Looking ahead, Quanex plans to leverage its material science expertise and process engineering to expand into adjacent markets.

About LMI

LMI Custom Mixing is a state-of-the-art custom polymer mixer. The company focuses on advanced methods for mixing rubber compounds for the most demanding applications across a range of industries, including building products, automotive and wire and cable.

Forward Looking Statements

Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, the following: impacts from public health issues (including pandemics, such as the recent COVID-19 pandemic) on the economy and the demand for Quanex’s products, the Company’s future operating results, future financial condition, future uses of cash and other expenditures, expenses and tax rates, expectations relating to Quanex’s industry, and the Company’s future growth, including any guidance discussed in this press release. The statements and guidance set forth in this release are based on current expectations. Actual results or events may differ materially from this release. For a complete discussion of factors that may affect Quanex’s future performance, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, and the Company’s Quarterly Reports on Form 10-Q under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. Any forward-looking statements in this press release are made as of the date hereof, and Quanex undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Non-GAAP Terminology Definitions and Disclaimers

Adjusted EPS is a non-GAAP financial measures that Quanex believes provide a consistent basis for comparison between periods and more accurately reflects operational performance, as it is not influenced by certain income or expense items not affecting ongoing operations. EBITDA (defined as net income or loss before interest, taxes, depreciation and amortization and other, net) is a non-GAAP financial measures that the Company uses to measure operational performance and assist with financial decision-making.  A reconciliation of LMI’s projected EBITDA margin (which is defined as LMI’s projected EBITDA divided by LMI’s projected revenue, stated as a percentage) to a corresponding GAAP measure is not included in the release because it is not available without unreasonable effort, since various items required for the reconciliation are outside of Quanex’s control or cannot be predicted (including by virtue of Quanex having not owned LMI until the date of the release). Quanex believes that these non-GAAP measures provide a consistent basis for comparison between periods and will assist investors in understanding the Company’s financial performance when comparing results to other investment opportunities.  These non-GAAP measures may not be the same as those used by other companies. Quanex does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with U.S. GAAP.

Contact:

Scott Zuehlke

SVP, Chief Financial Officer & Treasurer

713-877-5327

scott.zuehlke@quanex.com